UNANIMOUS CONSENT RESOLUTION IN LIEU OF MEETING OF

THE DIRECTORS OF QUANTUM ENERGY INC.

Pursuant to Section 78.315 of the Nevada Revised Statutes (the “Code”) The undersigned being all the Directors of Quantum Energy Inc., a Nevada Corporation (the “Corporation”), in lieu of holding a Special Meeting of the Board of Directors of the Corporation which authorizes the taking of action by written consent of the Board of Directors without a meeting, hereby consents to the corporate actions specified below and adopts the following resolutions by written consent, without a meeting and waiving all notice of such a meeting:

WHEREAS, the Board has nominated through its committee the appointment of Harry Ewert of Detroit, Michigan as President and Chief Executive Officer and William Westbrook of Snowflake, Arizona as Chief Financial Officer.

NOW, THEREFORE, IT IS HEREBY

RESOLVED, that the Board;

RESOLVED, that Harry Ewert was duly nominated and is hereby appointed to serve as the Chief Executive Officer of this Corporation, and to hold such directorship until his successor is duly hired or appointed;

RESOLVED, that William Westbrook was duly nominated and is hereby appointed to serve as the Chief Financial Officer of this Corporation, and to hold such directorship until his successor is duly hired or appointed;

FURTHER RESOLVED, that the appropriate officers of the Corporation are hereby authorized and directed to issue a press release regarding the appointment of Mr. Ewert and Mr. Westbrook.

FURTHER RESOLVED, that this Action by Written Consent shall be filed with the minutes of the meetings of the Corporation's Board of Directors and shall have the same force and effect as the vote of the Directors as a duly called and noticed meeting of the Board of Directors.

FURTHER RESOLVED, that in addition to and without limiting the foregoing, the proper officers of the Corporation be, and each of them hereby is, authorized, empowered and directed to take, or cause to be taken, such further action, to execute and deliver, or cause to be delivered, for and in the name and on behalf of the Corporation, all such instruments and documents as such officer may deem appropriate in order to effect the purpose or intent of the foregoing resolutions.

IN WITNESS WHEREOF, the undersigned has executed the foregoing Consent effective as of December 8, 2020;

William Hinz, Director and Chairman

Harry Ewert, Director

Douglas C. Bean, Director

Jeffrey J Mallmes, Director

Robert Henry, Director

Anthony Ker, Director